Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Coffee Holding Co., Inc. on Form S-8 of our report dated January 29, 2019, with respect to our audits of the consolidated financial statements of Coffee Holding Co., Inc. as of October 31, 2018 and 2017 and for each of the two years in the period ended October 31, 2018 appearing in the Annual Report on Form 10-K of Coffee Holding Co., Inc. for the year ended October 31, 2018.

/s/ Marcum llp

Marcum llp

New York, NY

August 6, 2019